As filed with the Securities and Exchange Commission on May 16, 2001
                                             Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Salient Cybertech, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                                   35-1990559
(State or other jurisdiction of         (I.R.S. Employer Identification Code
incorporation or organization)            Number)

Salient Cybertech, Inc.             Paul Sloan, President
1999 Lincoln Drive, Suite 202       Salient Cybertech, Inc.
Sarasota, Florida 34236             1999 Lincoln Drive, Suite 202
(941) 953-6168                      Sarasota, Florida 34236
(Address, including zip code        (941) 953-6168
and telephone number, including     (Address, including zip code and
area code of Registrants principal  telephone number, including area
offices and principal place of      code of agent for service)
Business)

                      Consulting Agreement with Steve Safotu
                           (Full title of Plan)

                                Copies to:
                           Bernabe Diaz, Esq.
                    c/o Corporate Services Group
                     71 Stony Hill Rd., 2nd Flr.
                              Bethel CT 06801

                     CALCULATION OF REGISTRATION FEE*
________________________________________________________________________
                                       Proposed Maximum (1)
Title of       Common Shares to be   Offering    Aggregate     Amount of
each class     Registered            Per Unit    Offering      Registration
of                                               Price         Fee
Securities
to be
Registered      500,000              $0.18      $90,000        $23.76
Common
Stock, par
value-$.001

________________________________________________________________________
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based upon the average of the high and low prices of Common Stock reported on NASDAQ Bulletin Board OTC on May 15, 2001.

                                PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3       Incorporation of Documents by Reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the SEC:

(a) Reports on Form 10-KSB and 10-QSB

     1. Quarterly and annual Reports on Form 10-QSB and 10-KSB, respectively, as timely filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934.

    2. Report on Form 10-KSB filed on March 16, 2001, and March 30, 2000.

    3. Quarterly Reports Filed on Form 10-QSB, filed on May 15, 2000 and on August 15, 2000, Extension to file Form 10-QSB for the quarter ended March 31, 2001, on Form NT 10-QSB, filed May 15, 2001.

(b) Reports on Form 8-K

     1. Form 8-K filed with the Securities and Exchange Commission on
February 22, 2000 regarding the Resignation of Larry Provost as Director.
     2. Form 8-K filed with the Securities and Exchange Commission on
March 29, 2000 regarding the change of accountants
     3. Form 8K/A filed with the Securities and Exchange Commission on
April 25 regarding the change of accountants.
     4. Report on Form 8-K filed on May 17, 2000 reporting the change of address.
     5. Report on Form 8-K, reporting the employment agreements, filed on May 5, 2000.
     6. Current Report on Form 8-K, providing the details of the purchase of Futronix, Inc. by the Company, filed on May 23, 2000.
     7. Report on Form 8-K reporting the termination of Consulting Agreement, Filed on September 20, 2000.
     8. Report on Form 8-K filed on November 21, 2000, reporting the execution of Convertible Debenture and Equity line Financing with Haines Avenue, LLC..
     9. Report on Form 8-K filed on November 27, 2000 and amended November 28, 2000, reporting contracts entered into By Gemini Learning Systems, Inc.
    10. Report on Form 8-K filed on January 23, 2001, amended on January 31, 2001, reporting a change in accountants.
    11. Report on Form 8-K filed on March 21, 2001, reporting the sale of Futronix, Inc. for $8,000,000.
9. Report on Form 8-K filed on May 15, 2001, reporting a civil suit with Futronix, Inc. respecting its sale to Trident Systems International, Inc.

All documents files by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall, except to the extent otherwise provided by any rule promulgated by the Securities and Exchange
Commission, be deemed incorporated by reference in this Registration statement and to be part hereof from the date of filing such document.

Item 4      Description of Securities

Not applicable.

Item 5      Interests of Named Experts and Counsel

	Bernabe Diaz, Esquire, the Registrant's general counsel, owns 1,500 shares of the Registrant's common stock for which he paid $1,500.00. Mr. Diaz is the attorney providing the legal opinion required by the Registration Statement.

Item 6      Indemnification of Directors

Officers and directors of the Registrant are covered by the provisions of the Delaware General Corporation Law ("DGCL"), the charter, the bylaws, individual indemnification agreements with Salient and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

Elimination of Liability in Certain Circumstances. In June 1986,
Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of directors to Salient or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of Salient will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

        -      for any breach of the director's duty of loyalty to Salient or
        -      its stockholders;

        - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        - for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

        - for any transaction from which the director derived an improper personal benefit.

        Indemnification and Insurance. As a Delaware corporation, Salient has the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to Salient's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of Salient, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of Salient's directors and officers to the full extent provided by Delaware corporate law. In addition, Salient has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

        Salient has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Salient, or is or was a director or officer of Salient serving at the request of Salient as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Salient would have the power or obligation to indemnify him or her against such liability under the provisions of its charter or bylaws.

        The Securities & Exchange Commission is of the opinion that indemnification of the Registrant's officers or directors for the matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.


Item 7      Exemption From Registration Claimed

   Not applicable.

Item 8      Exhibits

4.   Constituent Documents:

   .1   Original Articles of Incorporation*
   .11  1st Amendment to Articles of Incorporation*
   .12  2nd Amendment to Articles of Incorporation*
   .2   Original Bylaws*
   .21  Current Bylaws, as amended. *

5.   Opinion of Bernabe Diaz, Esq. at page 6.

10.  Consulting Agreement with Steve Safotu, et al at page 7.

___________
* Filed with the Registrant's Current Report on Form 8-K and Exhibits appended thereto, as amended, Securities and Exchange Commission
(Filed on October 29, 1999).




Item 9      Undertakings

(a)      Rule 415 offering.

1.   The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information;

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)      Filings of registration statement on Form S-8.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, in the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida on May 15, 2001.

Salient Cybertech, Inc.


By:/s/Paul Sloan/s/
Paul Sloan, President





Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:   May 15, 2001

By:  __/s/Paul Sloan/s/___
        Paul Sloan
        President & Director

EXHIBIT 5.1

Opinion of Bernabe B. Diaz, Registrant's Counsel

May 15, 2001

Securities and Exchange Commission
Washington, D.C. 20549

      Re: Salient Cybertech, Inc.

Gentlemen:

   This opinion is given in connection with the filing of the registration number 33-________(the "Registration Statement") filed with the United States Securities and Exchange Commission, as it pertains to 500,000 share of Salient Cybertech, Inc.'s(the "Registrant") common stock, with a par value of $0.001 to be issued to Steve Safotu.

   Certain terms used in this opinion characterized by initial capital letter have been meaning set forth in the Registration Statement. We have examined the originals and copies of corporate instruments, certificates and other documents of the Registrant and interviewed representatives of the Registrant to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth. A major portion of our investigation of the registrant involved review of 34 Act reports heretofore filed by the Registrant, the information contained therein having been presumed to be accurate.

   In such examination we have assumed the geniuses of all signatures and authenticity of all documents submitted to us as certified and photostat copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Registrant.

   Based on the foregoing, we are of opinion that the 500,000 shares of the registrant's common stock referred to in the Registration Statement will, upon issuance after payment therefor, be fully paid and non-assessable and there is no personal liability to the owners thereof.

   This law firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement; however, this opinion is limited to the facts set forth herein and is not to be interpreted as an opinion that the Registration Statement has been properly prepared, or provides all required disclosure.

                                               Very truly yours,

                                              //Bernabe Diaz//
                                                Bernabe Diaz

                    Marketing Software Consulting Agreement

THE AGREEMENT is made and entered into as of this 9th day of May 2001 by and between Steve Safotu hereinafter referred to as "Marketing
Software Consultant", with its principal place of business at 4912 Seashore, Suite A, Newport Beach, CA 92663 and Salient
Cybertech, Inc.  (SLEL).

RECITALS

WHEREAS, the Marketing Software Consultant is in the business of providing general marketing and software consulting.
WHEREAS, in the operation of Company's business Company is in need if the services which Steve Safotu provides and wishes to enter a business agreement with Salient Cybertech, Inc. to provide such services.

IN CONSIDERATION of the promise and mutual covenants hereby contained, it is hereby agreed as follows and will confirm the arrangements, terms and conditions pursuant it which Steve Safotu (The Consultant) has been retained to serve as a Marketing Software Consultant and advisor to Salient Cybertech, Inc. on a nonexclusive basis as an independent contractor. The undersigned hereby agree to the terms and conditions.

AGREEMENTS
1. Terms of Contract: This Agreement will become effective May 9, 2001 and will continue in effect for a period of One-Hundred and eighty days, unless earlier terminated pursuant to Section 4 of this agreement.

2.       Services to be Performed by Independent Marketing Software
Consultant

2.1. Duties of Independent Contractor. Contractor shall at the request of the Company, upon reasonable notice, render the following services to the Company from time to time.

2.2. Duties of Marketing Software Consultant: Marketing Software Consultant agrees to provide general marketing and software consulting to Company. The Consultant will provide such consulting services and advice pertaining to the Company's marketing and software needs.

2.3. Independent Contractor Status. It is the express intention of the parties that Steve Safotu be an independent contractor and not an employee, agent, joint venture or partner of Company. Company shall have no right to and shall not control the manner or prescribe the method by which Steve Safotu performs the above described services. Steve Safotu shall be solely responsible for its own actions and the actions of its agents, employees or partners while engaged in the performance of services required by this Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Steve Safotu or any employee or agent of Steve Safotu. Both parts acknowledge that Steve Safotu is not an employee for state or federal income tax purpose Steve Safotu specifically agrees that it shall be exclusively liable for the payment of all income taxes, or other state or federal taxes, that are due as a result of receipt of any consideration for the performance of services required by this agreement. Steve Safotu agree that any such consideration is not subject to withholding by the Company for payment of any taxes and Steve Safotu directs Company not to withhold any sums for the consideration paid to Steve Safotu for the services provided hereunder, Steve Safotu, shall retain the right to perform services for others during the term of this Agreement. Nothing herein shall constitute the Marketing Software Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed. Marketing Software Consultant shall not have the authority to obligate or commit the Company in any matter whatsoever.

2.4. Use of Employees of Contractor; Steve Safotu, may at its own expense use any employees or subcontractors, as it deems necessary to perform the services by Steve Safotu, by this Agreement. Company may not control, direct or supervise the Marketing Software Consultant and/or it's employees or subcontractors in the performance of those services.

2.5. Expense: Steve Safotu shall bear out-of-pocket costs and expenses, incident to performing the Consulting Services without a right of reimbursement from the Company unless such expenses are pre-approved by the Company.

2.6. Available Time: The Consultant shall make available such time as it, in its sole discretion. Shall deem appropriate for the performance of its obligation under this Agreement.


3.           Compensation

3.1.      Consideration. Company and the Marketing Software
Consultant agree that Steve Safotu shall receive Four Hundred
Thousand Shares of free trading SLEL stock.

3.2. Reimbursement for out-of-pocket Expense: Company shall reimburse Steve Safotu at net cost, for the out-of-pocket expenses incurred in furtherance of this Agreement for travel, postage, printing, telex, and delivery services provided that any such expenses in excess of $250.00 shall be subject to Company pre-approval.

3.3. Assignment and Termination: This Agreement shall not be assignable to any party.

4.           Termination Agreement

4.1. Termination on Notice: Notwithstanding any other provisions of this Agreement Company may terminate this Agreement at any time by giving fifteen (15) days written notice to the Marketing Software Consultant.

4.2. Termination on Occurrence of Stated Event: This Agreement will terminate on the occurrence of the following event.

(A) Bankruptcy or Insolvency of Company

(B) Nonpayment or performance as stated in this Agreement by Company

(C) Nonperformance as stated in this Agreement by Computer
Programmer.

5. Confidentiality: During the term of this Agreement and for a period of one year thereafter, the Marketing Software Consultant shall treat as the Company's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include, the identity of the Company's customers, suppliers and prospective customers and suppliers; the identity of the Company's creditors and other sources of financing; the Company's estimating costing procedures and the cost and gross prices charged by the Company for its products, the prices or other consideration charged to or required of the Company by any of it's suppliers or potential suppliers; the Company's sales and promotional policies, and all information relating to entertainment programs or properties being produced or otherwise developed by the Company. The Marketing Software Consultant shall not reveal said trade secretes to other-, except in the proper exercise of it's duties for the Company, or use their knowledge thereof in any way that would be detrimental to the interest of the Company unless compelled to disclose such information by judicial or administrative process, provided, however, that the divulging of information shall not be a breach of this Agreement it) the extent that such information was (1) previously known by the I" to which it is divulged. Already in the public domain, all through no fault of the Computer Programmer, or required to be disclosed by the Marketing Software Consultant following judicial or governmental order. The Marketing Software Consultant shall also treat all information pertaining to the affairs of the Company's Suppliers and customer. and prospective customers and suppliers as confidential trade secrets of such customers and suppliers and prospective customers.

6. Marketing Software Consultant's Liability; in the absence of gross negligence or willful misconduct on the part of the Marketing Software Consultant or the Marketing Software Consultant's breach of any terms of this Agreement, the Marketing Software Consultant shall not be liable to the Company or to any officer, director, employee, stockholder or creditor if the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder, Except in those cases where the gross negligence or willful misconduct of the Marketing Software Consultant or the breach of any terms of the Agreement is alleged or proven, the Company agrees to defend, indemnify and hold the Marketing Software Consultant of any terms harmless from against any and all reasonable costs, expenses and liability including reasonable attorney's fees, paid in the defense of the Marketing Software Consultant, which may in any way result from services rendered by the Marketing Software Consultant pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Company, made by the Marketing Software Consultant without the prior approval or authorization of the Company

7. Company's Liability; The Marketing Software Consultant agrees to defend, indemnity and hold the Company Harmless from an against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of the Company) which may in any way result pursuant to it's gross negligence or willful misconduct or in any connection with any action taken or statements made on behalf of the Company, without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

8. Entire Agreement; This Agreement embodies the entire agreement and understanding between the Company and the Marketing Software Consultant and supersedes any all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

9. Waiver; No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a Waiver of any other provisions, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

10. Assignment and Binding Effect; This Agreement and the rights hereunder may not be assign by the parties (except by operation of law merger, consolidation, and sale of assets) and shall be binding upon and insure to the benefit of the parties and their respective successors, assigns and legal representative.

11. Severability; Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever such unlawfulness or invalidity shall not affect the validity of this Agreement.

12. Governing Law; This Agreement shall be construed and interpreted in accordance with the laws of The state of California. Any litigation arising hereunder shall be initiated only in the state of California. The prevailing party shall be entitled to recover its attorney's fee costs. This Agreement shall not be construed against either party hereto in the event of any ambiguities.

13. Headings; The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term provision hereto.

14. Further Acts; Each party agrees to perform any further acts and execute and deliver any further documents that May be reasonably necessary to carry out the provisions and intent of this Agreement.

15. Acknowledge Concerning Counsel: Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

16. Independent Contractor Status: There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

17. Counterparts: This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly execute this Agreement as the date first written



Steve Safotu

BY:  /s/Steve Safotu
        Steve Safotu



Salient Cybertech, Inc.

BY:  /s/Paul Sloan
        Paul Sloan, CEO